Item 26 Exhibit (k)


January 6, 2005

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

Re:        Nationwide Life Insurance Company
           Nationwide VLI Separate Account-7
           Registration Statement


Ladies and Gentlemen:

I have acted as counsel to Nationwide Life Insurance Company (the "Company"), an Ohio insurance company, and its Nationwide VLI Separate Account-7 (the "Separate Account") in connection with the registration of an indefinite number of securities issued through the Separate Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined the registration statement on Form N-6, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance and annuity contracts.

2. The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the State of Ohio.

3. The issuance and sale of the Flexible Premium Variable Universal Life Insurance Policies (the "Policies") have been duly authorized by the Company. The Policies, when issued and sold in the manner stated in the registration statement, will be legal and binding obligations of the Company in accordance with their terms, except that clearance must be obtained, or the contract form must be approved, prior to the issuance thereof in certain jurisdictions.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form N-6 for the Policies and the Separate Account.

Sincerely,

/s/MICHAEL R. MOSER
Michael R. Moser
Senior Counsel